EXHIBIT 99.1


August 28, 2001

FROM:                                                 FOR:
Padilla Speer Beardsley Inc.                          Donaldson Company, Inc.
224 Franklin Avenue West                              P.O. Box 1299
Minneapolis, MN  55404                                Minneapolis, MN 55440


Tony Carideo                                          Rich Sheffer
(612) 872-3720                                        (952) 887-3753


FOR IMMEDIATE RELEASE

                       DONALDSON COMPANY ANNOUNCES RECORD
                      FOURTH-QUARTER AND FULL-YEAR RESULTS

RECORD FOURTH-QUARTER EPS AT 50 CENTS, UP 25 PERCENT ON FLAT SALES; RECORD TWELVE-MONTH EPS AT $1.66, UP 10 PERCENT ON A 4 PERCENT REVENUE INCREASE TO $1.137 BILLION


         MINNEAPOLIS, Aug. 28 -- Donaldson Company, Inc. (NYSE: DCI), today reported revenue of $297.8 million for its fiscal fourth quarter ended July 31, 2001, down 1.1 percent from a record $301.2 million in the same period last year. Net earnings were a record $22.8 million, up 24.2 percent from $18.4 million last year. Record diluted net earnings per share of 50 cents were up
25.0 percent from 40 cents in the prior year.
         For the year, the company reported record revenue of $1.137 billion, up
4.1 percent from $1.092 billion last year. Net earnings were a record $75.5 million, up 7.6 percent from $70.2 million last year. Record diluted net earnings per share of $1.66 were up 10.0 percent from $1.51 last year.
         Foreign currency translation reduced fourth quarter revenue by 2.8 percent; additionally, the company's second quarter exit from an unprofitable block of truck-related business reduced revenue another 2.0 percent. Net of these factors, fourth quarter revenue was up 3.7 percent. For the full year, foreign currency translation reduced revenue by 3.0 percent and the above-mentioned exit reduced revenue another 2.2 percent. Net of these factors, revenue was up 9.7 percent.
         "Our people worked through the most challenging business environment in the past decade to deliver their 12th consecutive year of double-digit earnings growth," said Bill Van



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August 28, 2001
Page 2

Dyke, chairman, president and chief executive officer. "In spite of the strong headwind faced this year -- a depressed truck market in North America, soft U.S. capital spending, weakening international economic conditions, negative foreign currency shifts and our significant investment in plant rationalization -- we still got the job done. Our fundamental belief that diversification of our end markets will support consistent, superior results was reinforced again this year as the strength of our gas turbine business offset the slump in the North American truck market. Geographic diversification also served us well, as Europe and Asia-Pacific both increased their operating income -- Europe by 7 percent (16 percent in local currency) and Asia-Pacific by 38 percent (44 percent in local currency)."
         Van Dyke added that the company's continued aggressive cost management, particularly its plant rationalization efforts, drove improved gross margins in the face of continuing price pressures.
         "The costs of these actions were significant," he said, "but our efforts began paying dividends by the fourth quarter. We practice a pay-as-you-go philosophy so these costs have been reflected in our profit from operations. We also reduced operating expenses in the fourth quarter by $2.2 million through several initiatives which were announced in the third quarter, dropping operating expenses as a percent of sales to the lowest level in more than two years."

INCOME STATEMENT DISCUSSION
         The impact of foreign currency translation, mainly due to the continued weakness of the Euro against the U.S. dollar, decreased net sales by $8.7 million from the fourth quarter last year and decreased net earnings by $1.3 million. For the year, foreign currency translation has decreased net sales by $35.6 million and net earnings by $3.2 million. On a local currency basis, revenues outside the U.S. decreased 4.4 percent in the quarter but increased
14.4 percent for the year. Total worldwide revenue would have increased 1.8 percent in the quarter and 7.4 percent for the year using last year's foreign exchange rates.
         Gross margin for the quarter was 30.3 percent, up from 29.6 percent in the same period last year. The year-over-year improvement was attributable to improved product mix and the benefits of the plant rationalization efforts. Costs incurred for plant rationalization came to

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Donaldson Company, Inc.
August 28, 2001
Page 3

5 cents in the quarter and 17 cents for the year, before accounting for resulting margin improvements that started to appear toward the end of the third quarter. For the year, gross margin was 30.1 percent versus 30.0 percent last year despite strong pricing pressure from major customers.
         Operating expenses improved to 19.5 percent of sales from 20.3 percent in last year's fourth quarter. Benefiting operating expenses were $2.2 million from the expense reduction initiatives announced in the third quarter. For the year, operating expenses improved to 20.2 percent of sales from 20.3 percent last year.
         Operating income of $32.1 million (10.8 percent of sales) was up 13.8 percent from $28.2 million (9.4 percent of sales) in the fourth quarter last year. For the year, operating income was $112.1 million (9.9 percent of sales), up 6.2 percent from $105.6 million (9.7 percent of sales) last year.
         Other income was not a significant factor in either the quarter or the year. For the quarter, other income increased by $0.1 million to $1.8 million. Year-to-date, other income was $4.4 million, a decrease of $0.2 million.
         For the quarter, interest expense decreased to $2.2 million, down $1.5 million from last year, reflecting lower short-term debt levels due to strong cash flows in the quarter and lower short-term interest rates. For the year, interest expense was $11.6 million, up $1.7 million from last year.
         The income tax rate for the quarter and the year was 28.0 percent, which was reduced in the third quarter this year from last year's 30.0 percent. The company anticipates maintaining the 28.0 percent tax rate going forward.
         EBITDA for the quarter was a record $44.7 million, an increase of 10.2 percent compared to $40.5 million last year. For the year, EBITDA was a record $154.0 million, an increase of 8.6 percent compared to $141.8 million last year.
         Cash generated by operations in the quarter was $37.9 million, providing the majority of funding for capital expenditures of $11.9 million, the payment of $3.3 million in dividends, and the repayment of $26.7 million of short-term debt. For the year, cash generated by operations was $82.8 million. The cash generated provided the funding for capital expenditures of $38.9


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Donaldson Company, Inc.
August 28, 2001
Page 4

million, the repurchase of $10.3 million of stock, the payment of $13.1 million in dividends and the net repayment of $16.1 million of debt.

BACKLOG
         Total backlog was $355 million, down 2 percent from the prior-quarter end but up 7 percent from the same period last year. In the Industrial Products segment, total backlog decreased 6 percent from the prior-quarter end but increased 17 percent from the same period last year. In the Engine Products segment, total backlog increased 2 percent from the prior-quarter end and was down 1 percent compared to the same period last year.
         The 90-day backlog was $180 million, down 5 percent from the prior-quarter end and 2 percent from the same period last year. In the Industrial Products segment, 90-day backlog decreased 15 percent from the prior-quarter end but increased 1 percent from the same period last year. In the Engine Products segment, 90-day backlog increased 6 percent from the prior-quarter end but decreased 5 percent from the same period last year.

INDUSTRIAL PRODUCTS SEGMENT
         Industrial Products sales for the fourth quarter were $146.0 million, an increase of 18.9 percent from $122.8 million in the prior year. For the year, Industrial Products contributed 46.6 percent of consolidated sales with a record $530.2 million, an increase of 26.7 percent from $418.3 million in the prior year. Excluding the acquisition of DCE, full-year sales were up 18.9 percent to $497.6 million.
         The outlook for the fourth quarter indicated record gas turbine results if the shipment schedule was met, and the company met it. Gas turbine product sales for the fourth quarter were a record $68.0 million, an increase of 117.5 percent from $31.2 million in the prior year. For the year, gas turbine product sales were a record $195.0 million, up 66.6 percent from $117.0 million in the prior year.
         Dust collection product sales in the fourth quarter were $51.1 million, a decrease of 19.6 percent from $63.5 million in the prior year. For the year, dust collection product sales were $217.3 million, up 12.5 percent from $193.1 million in the prior year. Excluding the acquisition

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Donaldson Company, Inc.
August 28, 2001
Page 5

of DCE, dust collection product sales for the year were $184.7 million, a decrease of 4.4 percent. While a negative comparison was expected from a very strong fourth quarter last year, modest improvement of 1.8 percent was experienced on a sequential quarter basis. Pervasive caution in U.S. manufacturers' capital spending continued in the fourth quarter.
         Sales of special application products in the fourth quarter were $27.0 million, a decrease of 3.6 percent from $28.0 million in the prior year. For the year, special application product sales were $117.8 million, an increase of 8.9 percent from $108.2 million in the prior year. Disk drive filter sales moderated from the third quarter, as many disk drive manufacturers adjusted inventory levels. Compared to last year, disk drive sales were up 13.6 percent in the quarter and 18.7 percent for the year.

ENGINE PRODUCTS SEGMENT
         Engine Products sales for the fourth quarter were $151.7 million, a decrease of 15.0 percent from $178.4 million in the prior year. For the year, revenues were $606.8 million, a decrease of 10.0 percent from $674.0 million in the prior year. The decrease in revenue primarily reflects U.S. economic weakness and the strong U.S. dollar overseas.
         Worldwide markets for medium- and heavy-duty trucks continue to be severely depressed. However, industry data on build rates suggest the bottom is behind us, although only a modest upturn is expected. For the quarter, our truck sales were $19.9 million, a decrease of 38.6 percent from $32.4 million in the prior year. Excluding the second quarter discontinuance of a block of business due to unfavorable commercial terms, sales were down 24.7 percent in the quarter. Comparable numbers from the third and second quarters were down 34.4 and 45.4 percent, respectively. For the year, sales were $79.7 million, a decrease of 47.6 percent from $152.0 million in the prior year. Excluding the above-mentioned discontinuance, sales were down 37.1 percent, or $47.0 million, for the year.
         Worldwide sales of off-road products in the quarter were $44.9 million, a decrease of 13.7 percent from $52.0 million in the prior year. For the year, sales were $181.8 million, a decrease of 5.9 percent from $193.2 million in the prior year. International sales were weak in the quarter, more than offsetting positive year-over-year North American sales.

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Donaldson Company, Inc.
August 28, 2001
Page 6

         Aftermarket product sales in the quarter were $86.9 million, a decrease of 7.5 percent from $94.0 million in the prior year. For the year, sales were $345.3 million, an increase of 5.0 percent from $328.8 million in the prior year. North American freight volume growth has been negative for most of the year and vehicle utilization has fallen to its lowest levels in five years, negatively affecting aftermarket product sales.

OUTLOOK
         Within the Industrial Products segment, the company expects continued strength in gas turbine sales throughout calendar year 2002. Dust collection sales are expected to continue experiencing difficult year-over-year comparisons until North American capital spending rebounds. Buffering that will be expected share gains and lower costs from having successfully integrated the DCE acquisition. Disk drive filter sales are expected to increase in the near term as production levels are recovering at the disk drive manufacturers. Within the Engine Products segment, the company expects negative year-over-year comparisons in North American transportation products in the first quarter, but will see easier comparisons in the following quarters as truck build schedules begin to gradually increase from the currently depressed levels. Aftermarket product sales are expected to be about flat through the first half of the fiscal year. Until international economic conditions improve, off-road sales are expected to be slightly down compared to this year.
         With the exceptions noted in the previous paragraph, the company expects that business conditions in fiscal year 2002 will be similar to what are being faced today. Beyond the factors discussed above, expectations of overall favorable year-over-year comparisons would derive from the absence of 2001's major negatives: foreign exchange, the downdraft in the truck market, reduced capital spending, integration costs related to DCE and heavy plant rationalization expenses. The company remains focused on delivering its 13th consecutive year of double-digit earnings growth in 2002.

         Donaldson Company, Inc., headquartered in Minneapolis, Minn., is a leading worldwide provider of filtration systems and replacement parts. Founded in 1915, Donaldson is a

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Donaldson Company, Inc.
August 28, 2001
Page 7

technology-driven company committed to satisfying customer needs for filtration solutions through innovative research and development. Donaldson serves customers in the industrial and engine markets including dust collection, power generation, specialty filtration, off-road equipment, trucks, and automotive. More than 8,400 employees contribute to the company's success at 40 manufacturing locations around the world. In fiscal year 2001, Donaldson reported record sales of more than $1.1 billion and achieved its 12th consecutive year of double-digit earnings growth. Donaldson is a member of the S&P MidCap 400 Index and Donaldson shares are traded on the New York Stock Exchange under the symbol DCI. Additional company information is available at www.donaldson.com.

SAFE HARBOR STATEMENT UNDER THE SECURITIES REFORM ACT OF 1995
         The company desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is making this cautionary statement in connection with such safe harbor legislation. This earnings release, the Annual Report to Shareholders, any Form 10-K, 10-Q or Form 8-K of the company or any other written or oral statements made by or on behalf of the company may include forward-looking statements which reflect the company's current views with respect to future events and financial performance, but involve uncertainties that could significantly impact results. The words "believe," "expect," "anticipate," "intends," "estimate," "forecast," "plan," "project," "should" and similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All forecasts and projections are "forward-looking statements" and are based on management's current expectations of the company's near-term results, based on current information available pertaining to the company.
         The company wishes to caution investors that any forward-looking statements made by or on behalf of the company are subject to uncertainties and other factors that could cause actual results to differ materially from such statements. These uncertainties and other risk factors include, but are not limited to: risks associated with currency fluctuations, commodity prices, world economic factors, political factors, international operations, highly competitive markets, changes in capital spending levels by customers, changes in product demand and changes in the

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Donaldson Company, Inc.
August 28, 2001
Page 8

geographic and product mix of sales, acquisition opportunities and integration of recent acquisitions, facility and product line rationalization, research and development expenditures, including ongoing information technology improvements, and governmental laws and regulations, including diesel emissions controls. For a more detailed explanation of the foregoing and other risks, see Exhibit 99, which is filed with the Securities and Exchange Commission. The company wishes to caution investors that other factors might in the future prove to be important in affecting the company's results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.
         Investors are further cautioned not to place undue reliance on such forward-looking statements as they speak only to the company's views as of the date the statement is made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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                  CONDENSED STATEMENTS OF CONSOLIDATED EARNINGS
                    DONALDSON COMPANY, INC. AND SUBSIDIARIES
                (Thousands of dollars, except per share amounts)

                                      (Unaudited)

                                                    Three Months Ended                         Year Ended
                                                      July 31                                       July 31
                                      --------------------------------------        ---------------------------------------
                                           2001                   2000                   2001                   2000
                                      ----------------       ---------------        ----------------      -----------------

Net sales                                    $297,794              $301,211              $1,137,015             $1,092,294

Cost of sales                                 207,512               211,978                 795,281                764,773
                                      ----------------       ---------------        ----------------      -----------------

Gross margin                                   90,282                89,233                 341,734                327,521

Operating expenses                             58,165                61,000                 229,626                221,927
                                      ----------------       ---------------        ----------------      -----------------

Operating income                               32,117                28,233                 112,108                105,594

Other (income) expense                        (1,775)               (1,707)                 (4,428)                (4,619)

Interest expense                                2,207                 3,699                  11,608                  9,880
                                      ----------------       ---------------        ----------------      -----------------

Earnings before income taxes                   31,685                26,241                 104,928                100,333

Income taxes                                    8,872                 7,872                  29,380                 30,100
                                      ----------------       ---------------        ----------------      -----------------

Net earnings                                  $22,813               $18,369                 $75,548                $70,233
                                      ================       ===============        ================      =================

Weighted average shares
 outstanding                               44,359,153            45,019,635              44,381,082             45,716,482

Diluted shares outstanding                 45,577,495            45,933,654              45,612,165             46,664,196

Net earnings per share                           $.51                  $.41                   $1.70                  $1.54

Net earnings per share
 assuming dilution                               $.50                  $.40                   $1.66                  $1.51

Dividends paid per share                        $.075                 $.070                   $.295                  $.270

Capital expenditures                          $11,939                $4,371                 $38,924                $36,417
Depreciation and amortization                 $11,202               $11,272                 $38,577                $34,326
EBITDA                                        $44,683               $40,537                $153,962               $141,793


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                    DONALDSON COMPANY, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Thousands of dollars)

                                                                  (Unaudited)

                                                                     July 31              July 31
                                                                      2001                  2000
                                                               ------------------     ----------------
   ASSETS

   Cash and cash equivalents                                             $36,136              $32,017
   Accounts receivable - net                                             230,046              202,361
   Inventories - net                                                     112,634              119,363
   Prepaid expenses and other current assets                              28,411               29,606
                                                               ------------------     ----------------

             TOTAL CURRENT ASSETS                                        407,227              383,347

Other assets and deferred taxes                                           91,945               89,633
Property, plant and equipment - net                                      207,658              204,545
                                                               ------------------     ----------------

             TOTAL ASSETS                                               $706,830             $677,525
                                                               ==================     ================

 LIABILITIES AND SHAREHOLDERS' EQUITY

   Trade accounts payable                                               $100,287              $90,188
   Employee compensation and other liabilities                            57,576               68,089
   Notes payable                                                          59,393               85,034
   Current maturity long-term debt                                            23                  279
                                                               ------------------     ----------------

             TOTAL CURRENT LIABILITIES                                   217,279              243,590

   Long-term debt                                                         99,259               92,645
   Other long-term liabilities                                            71,199               61,125
                                                               ------------------     ----------------

             TOTAL LIABILITIES                                          $387,737             $397,360

             EQUITY                                                     $319,093             $280,165
                                                               ------------------     ----------------

             TOTAL LIABILITIES AND EQUITY                               $706,830             $677,525
                                                               ==================     ================




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                    DONALDSON COMPANY, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Thousands of dollars)
                                   (Unaudited)

                                                                                         Year Ended
                                                                                           July 31
                                                                             ------------------------------------
                                                                                 2001                   2000
                                                                             --------------         -------------
OPERATING ACTIVITIES

   Net earnings                                                                    $75,548               $70,233
   Adjustments to reconcile net earnings to net cash
     provided by operating activities:
        Depreciation and amortization                                               38,577                34,326
        Changes in operating assets and liabilities                               (24,835)              (18,810)
        Other                                                                      (6,491)                 2,746
                                                                             --------------         -------------
           Net Cash Provided by Operating Activities                                82,799                88,495

INVESTING ACTIVITIES

   Net expenditures on property and equipment                                     (38,924)              (36,417)
   Acquisitions and investments in unconsolidated
     affiliates net of cash acquired                                                     -              (88,220)
                                                                             --------------         -------------
           Net Cash Used in Investing Activities                                  (38,924)             (124,637)

FINANCING ACTIVITIES

   Purchase of treasury stock                                                     (10,297)              (35,923)
   Net change in debt                                                             (16,091)                67,558
   Dividends paid                                                                 (13,092)              (12,384)
   Other                                                                               525                   326
                                                                             --------------         -------------
           Net Cash Provided by (Used in) Financing Activities                    (38,955)                19,577


Effect of exchange rate changes on cash                                              (801)               (1,053)
                                                                             --------------         -------------

Increase in cash and cash equivalents                                                4,119              (17,618)

Cash and Cash Equivalents-Beginning of Year                                         32,017                49,635
                                                                             --------------         -------------

Cash and Cash Equivalents-End of Period                                            $36,136               $32,017
                                                                             ==============         =============

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